EXHIBIT 99.1

       Family Dollar Names Harvey Morgan to Board of Directors

    MATTHEWS, N.C.--(BUSINESS WIRE)--Nov. 5, 2007--Family Dollar
Stores, Inc. (NYSE: FDO) today announced that it has named Harvey
Morgan to its Board of Directors.

    "We continue to strengthen and enhance the expertise of our Board of Directors," said Howard R. Levine, Chairman and CEO. "Harvey is an excellent addition to our Board. His extensive financial and retail experience will further support our efforts to be a more compelling place to shop, work and invest."

    Mr. Morgan is currently a Managing Director of Bentley Associates, L.P., an investment banking firm. He has more than 30 years of investment banking experience with significant expertise in mergers and acquisitions, strategic advisory services, private placements, and underwritings. Mr. Morgan also serves on the Boards of Cybex International, Inc., and Executive Health Group, Inc. His previous Board experience includes: Burlington Coat Factory Warehouse Corporation, Clayton Homes, Inc., and Rag Shops, Inc. Mr. Morgan earned a Bachelor of Science from the University of North Carolina and a MBA from Harvard Business School.

    The Board has determined that Mr. Morgan qualifies as an independent director under the categorical independence standards set forth in the Company's Corporate Governance Guidelines, as well as applicable Securities and Exchange Commission and New York Stock Exchange requirements. Mr. Morgan's appointment represents an addition to the Family Dollar Board of Directors, bringing the total number of board members to nine, seven of whom are independent directors.

    About Family Dollar

    Beginning with one store in Charlotte, North Carolina, in 1959, the Company currently operates more than 6,400 stores in 44 states. Family Dollar Stores, Inc., a Fortune 500 company, is based in Matthews, North Carolina, just outside of Charlotte and is a publicly held company with common stock traded on the New York Stock Exchange under the symbol FDO. For more information, please visit www.familydollar.com.

    CONTACT: Family Dollar Stores, Inc.
             Joshua Braverman, Public Relations Manager, 704-814-3447 jbraverman@familydollar.com http://www.familydollar.com